EXHIBIT 10.28

                         CONSULTING AND OPTION AGREEMENT

This Agreement (this "Agreement") is effective as of the 13th day of November 2003, (the "Effective Date") between Emisphere Technologies, Inc., a Delaware corporation having its principal place of business at 765 Old Saw Mill River Road, Tarrytown, New York 10591 (the "Corporation"), and Dr. Joseph R. Robinson, an individual with a principal place of business at University of Wisconsin, 777 Highland Avenue, Madison, Wisconsin 53705-2222 (the "Consultant").

WHEREAS, the Consultant will provide advice and guidance in the areas of clinical research, regulatory affairs and general corporate development, as well as provide recommendations and counsel in these disciplines to the Corporation; and

WHEREAS, both parties are sensitive to the need to avoid all areas where there may be a conflict of interest.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions herein contained, the Corporation and the Consultant hereby agree as follows:

1.      RETAINER.

The Corporation agrees to retain the Consultant on a consulting basis and the Consultant agrees to serve the Corporation as a consultant upon the terms and conditions hereafter set forth. The retainer includes full compensation for all administrative and any other consulting services to be rendered by the Consultant, who is retained only for the purposes and to the extent set forth in this Agreement.

2.      TERM.

The term of this Agreement shall commence on the Effective Date, and shall continue until October 31, 2005, unless sooner terminated as hereinafter provided, or as extended by mutual written agreement of both parties.

3.      COMPENSATION AND EXPENSES.

A. The Corporation agrees to grant to the Consultant the options to purchase shares of common stock of the Corporation evidenced in the agreement set forth at Exhibit A attached hereto.

B. The Corporation agrees to pay Consultant the sum of SIXTY THOUSAND DOLLARS ($60,000.00) payable in equal quarterly installments of $7,500.00 on November 13, 2003; February 1, May 1, August 1 and November 1 of calendar year 2004; and February 1, May 1, and August 1 of calendar year 2005. The Consultant's Employer Identification number is ###-##-####, which is requested and shall be used by the Corporation solely for the purpose of preparing a Form 1099 or similar form as required by law. The Consultant shall be responsible for, and shall pay, all income, employment and other applicable taxes due on the compensation he receives pursuant to this Agreement, and shall indemnify and hold harmless the Corporation from all liability, claims and demands for payments under any applicable unemployment and disability insurance, self-employment, social security, income and other taxes, deductions and payments required by applicable law with regard to his compensation received under this Article 3. The Options granted pursuant to Paragraph A, the cash payments set forth in Paragraph B and the reimbursement of expenses pursuant to Paragraph C each of this Article 3 collectively represent the full payment due the Consultant for services performed under this Agreement.

C. The Corporation shall pay directly or shall reimburse the Consultant for all reasonable and necessary out-of-pocket expenses incurred by the Consultant. The Consultant shall not be paid for any travel time. Any direct or indirect expenses exceeding ONE THOUSAND DOLLARS ($1,000.00) in the aggregate during any one (1) month period shall require the prior written consent of the Corporation. In all events, reimbursable expenses must be directly related to the business of the Corporation, unless otherwise agreed to in advance by the parties hereto in a separate writing.

4.      SERVICES.

A. The Consultant agrees to serve the Corporation faithfully and shall devote such time as the Consultant, in consultation with the Corporation, determines is required to perform the services hereunder to the business of the Corporation. The Consultant shall perform his duties hereunder during regular office hours at the offices of the Corporation or at a site agreed upon by the parties. The Consultant shall provide additional time to the Corporation by telephone and/or other means of communication as reasonably requested by the Corporation. In the event that the Consultant and the Corporation are unable to reach agreement on a reasonably acceptable work schedule, the parties shall have the right to terminate this Agreement pursuant to Article 8 of this Agreement.

B. The Consultant agrees to render advice and services in connection with the development of the Corporation's clinical research, assist in all areas of regulatory affairs, and provide counsel and recommendations with regard to general corporate development, business relationships, overall strategy and any specific items submitted for the Consultant's review.

5.      CORPORATION'S AUTHORITY.

The Consultant agrees to observe and comply with the rules and regulations of the Corporation in respect of the performance of the Consultant's duties and to carry out orders, directions and policies stated by the Corporation to the Consultant from time to time (whether orally or in writing); provided, however, that the Consultant shall determine the manner of carrying out the professional duties hereunder. The Consultant's relationship with the Corporation during the term of this Agreement shall be that of an independent contractor. The Consultant shall have no authority to contract with any third party on behalf of the Corporation or create any obligation on behalf of the Corporation. Neither party has any authority to make any statement, representation, or commitment of any kind or to take any action binding upon the other party, without the other party's specific prior written authorization. Nothing contained in the Agreement shall be construed to constitute the Consultant as a partner, employee, representative or agent of the Corporation and none of the Consultant, its officers, employees or affiliates shall hold itself out as such. As non-employees of the Corporation, neither the Consultant nor any of the Consultant's employees shall be eligible or entitled to participate or enroll in any employee benefit plan or arrangement of the Corporation, including without limitation any pension, stock, bonus, profit-sharing, savings, health, medical, or similar benefit plan or arrangement the Corporation may from time to time provide, or to receive any distributions from or with respect to any such plan or arrangement.

6.      CONFIDENTIALITY.

During the course of this Agreement, the Consultant will be exposed to data and information that is confidential and proprietary to the Corporation, which includes, but is not limited to, trade secrets, privileged records, proprietary information, data, case report forms, laboratory work sheets, slides, research, reports, results, investigations, experiments, developmental work, experimental work, works in progress, plans, proposals, codes, and all concepts, ideas, materials or information related to the business, products, or operation of the Corporation, whether in written, verbal, physical, electronic, tangible or intangible form, made available, disclosed, or otherwise made known to the Consultant as a result of services rendered or to be rendered under this Agreement (hereinafter "Confidential Information").

The Consultant acknowledges and agrees that the Corporation is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the compensation being paid by the Corporation to the Consultant, the Consultant agrees, except for purposes of this Agreement and the services rendered, to hold in strictest confidence and to maintain as confidential all Confidential Information obtained from the Corporation or developed by the Consultant for the Corporation and shall not use for any purpose, commercial or otherwise, or disclose to any third parties any Confidential Information. The Consultant acknowledges that Confidential Information is the sole and exclusive property of the Corporation. The Consultant is not permitted to use any such Confidential Information for teaching, research or publication purposes.

C. The Consultant agrees to disclose only such information that the Consultant is legally free to disclose and agrees that the Corporation shall have the right, without further payment other than as set forth in Article 3 above, to freely use any and all information disclosed by the Consultant to the Corporation. The Consultant shall avoid all circumstances and actions that place the Consultant in a position of divided loyalty with regard to his obligations to the Corporation. All Confidential Information disclosed to the Consultant by the Corporation, as well as any information generated by the Consultant pursuant to the execution of services hereunder, shall be maintained by the Consultant in strictest confidence. Accordingly, the Consultant will use the Confidential Information furnished by the Corporation only for the purpose of fulfilling its obligations under this Agreement.

D. The above restrictions shall not prevent the Consultant from disclosing or using in any manner information that the Consultant can show by written records:

(i)     was in the public domain at the time of disclosure; or

(ii) becomes part of the public domain other than by breach of this Agreement by the Consultant; or

(iii)   was not acquired, directly or indirectly, from the Corporation; or

(iv) is received without restriction on use or disclosure from a third party who is under no such restriction; or

(v) is required by law, regulation or court order to be disclosed, provided prompt advance written notice is given to the Corporation to allow it the opportunity to obtain appropriate protection of Confidential Information.

E. All obligations of confidentiality and nondisclosure set forth in this Agreement will survive, without limitation, the expiration or earlier termination of this Agreement for any reason.

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

7.      OWNERSHIP AND RETENTION BY CORPORATION.

A. The Consultant shall timely communicate in full detail and disclose all data, information, reports, results and other work product collected, generated, prepared or derived by the Consultant during the course of or as a result of Services performed by the Consultant pursuant to this Agreement ("Data"). All Data shall be and remains the sole and exclusive property of the Corporation, and shall be treated as Confidential Information. All Data, discoveries, inventions, improvements, new uses, processes, copyrights, trade secrets, techniques, and compounds, whether patentable or not, arising from advice provided and/or services rendered under this Agreement (collectively referred to hereinafter as "Inventions"), shall be the sole and exclusive property of the Corporation with full right of ownership, title, and interest thereto.

B. The Consultant shall promptly disclose to the Corporation any Inventions arising hereunder. The Consultant represents that any employees, agents, and consultants of the Consultant have agreed in writing to assign to the Consultant all Inventions made by such employee, agent or consultant in the course of his or her employment. The Consultant hereby assigns, and agrees unconditionally to assign, to the Corporation without the payment of additional compensation to the Consultant, any and all right, title and interest in and to any Inventions arising as a result of Consultant's activities on behalf of the Corporation. The Consultant shall fully cooperate with the Corporation in obtaining and maintaining, at the Corporation's cost and expense, any registration or other protection as may be available with respect to such Inventions, and shall execute all documents reasonably deemed necessary by the Corporation for purposes of procuring and maintaining such patent protection, and all documents necessary for assigning Inventions to the Corporation. The Corporation shall be free to exploit both the registration or other rights or protections it holds as a result of the services provided hereunder as well as any other results of the services provided hereunder without any additional compensation to the Consultant. All works authored by the Consultant under this Agreement shall be deemed or treated as "works for hire" to the extent permitted by federal copyright law. The Consultant may not use, publish, communicate, divulge or disclose any such information that has been designated as Confidential Information. Project results, findings, reports, notebook records, raw data and any other information arising out of the performance of this Agreement will not be released, published or referred to, in whole or in part, by the Consultant or any affiliates.

C. Neither party shall use the name or logo of the other party, nor the names of any of the other party's employees in any statement or presentation that is public or likely to become public (including, without limitation, in any publicity, advertising or news release) without the prior written permission of the other party.

D. At the completion of advice provided and/or services rendered by the Consultant, all original Data, regardless of the method of storage or retrieval, shall at the direction and written request of the Corporation be delivered to the Corporation and all additional copies held by the Consultant shall be erased or destroyed.

E. The Consultant represents to the Corporation that he is not a party to any agreement that would prevent him from fulfilling his obligations under this Agreement. During the term of this Agreement, the Consultant agrees he will not enter into any agreement to provide services, which would prevent him, in any way, from providing the services contemplated under this Agreement.

F. All obligations imposed on the Consultant by this Article 7 of this Agreement will survive, without limitation, the expiration or earlier termination of this Agreement for any reason.

G. In the event of a breach or potential breach of the restrictions and prohibitions in Articles 6 and 7, the Consultant acknowledges that the Corporation will be caused irreparable harm and that money damages may not be an adequate remedy. The Consultant also acknowledges that the Corporation shall be entitled to injunctive relief (in addition to its other remedies at law) to have such provisions enforced without posting any bond.

8.      TERMINATION.

A. This Agreement shall be terminated upon the happening of the earliest of the following events:

(i) a date on which the Corporation and the Consultant mutually agree in writing to terminate the Consultant's services;

(ii)  October 31, 2005;

(iii) receipt of written notice from either party canceling this Agreement (with or without cause);

(iv) determination by the Corporation that actions (or inactions) of the Consultant have made the Consultant's relationship with the Corporation professionally detrimental to the Corporation or its employees or customers; or

(v)   as set forth in Article 4A.

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

9.      NOTICES.

Notices and requests for reimbursement pursuant to Paragraph C of Article 3 and other communication shall be in writing and shall be deemed to have been received upon the hand delivery thereof, or if sent by courier or overnight mail, or by certified, return receipt mail, postage prepaid, and addressed to the party at the address given below, or such other address as may be designated in writing, five (5) days after the mailing thereof if mailed in the State of New York, or eight (8) days after the mailing thereof if mailed outside the State of New York,

If to the Corporation, to:                  If to the Consultant, to:

Dr. Michael M. Goldberg                     Dr. Joseph Robinson

Emisphere Technologies, Inc                 University of Wisconsin

765 Old Saw Mill River Road                 777 Highland Avenue

Tarrytown, NY 10591                         Madison, Wisconsin 53705-2222

10.     INDEMNIFICATION AND WARRANTIES.

The Consultant agrees to defend, indemnify and hold harmless the Corporation, its officers, agents, employees, executors and assigns with respect to all claims, damages, judgments, actions and causes of action, arising out of the Consultant's (or its employees') negligent or unlawful acts or omissions that are adverse to the Corporation or any of its employees or agents, including, without limitation, (a) activities contrary to the relevant interests and recommendations of the Corporation, and (b) any use of Confidential Information, by the Consultant, including all costs, expenses and attorney's fees incurred in the defense of any and all claims and/or litigation.

11.     WAIVER AND INVALID PROVISIONS.

The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. No failure or delay by the Corporation in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof. If any provisions herein are found to be unenforceable, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law. The validity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

12.     OTHER DOCUMENTS.

If at any time the Consultant exercises the Options granted to him pursuant to this Agreement or otherwise purchases Common Stock, then the Consultant agrees to sign documents submitted to him by the Corporation, from time to time, pertaining to stock trading restrictions based upon Securities and Exchange Regulations and Insider Trading prohibitions and designed to protect the Corporation from liability incurred as a result of a breach of any such regulation by the Consultant.

13.     CONSTRUCTION.

This Agreement shall be governed by, construed, interpreted, applied and enforced in accordance with the laws of the State of New York applicable to contracts to be performed fully within the State of New York, exclusive of its conflicts of laws provisions. The Consultant consents to personal jurisdiction and service and venue in any Federal or State Court within the State of New York for the purpose of any action or suit arising out of this Agreement.

14.     GENDERS AND USAGE.

As used in this Agreement, any gender shall be construed as including all other genders, and the singular shall be construed as including the plural and the plural the singular, as the sense requires.

15.     AMENDMENT.

No amendment to any provision of this Agreement shall be effective unless in writing and signed by each party. This Agreement may not be changed, amended or supplemented, except in a writing signed by the parties.

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

16.     ASSIGNMENT.

This Agreement may not be assigned or transferred, nor may any of the rights or obligations of any of the parties hereunder be assigned or delegated, by a party without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the Corporation may assign or transfer this Agreement to a parent or subsidiary corporation.

17.  DISPUTE RESOLUTION.

Except as otherwise provided in Article 7G, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect. The Consultant and the Company irrevocably and unconditionally waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens to the bringing of any action or proceeding in such location. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party shall bear its own costs of arbitration and shall equally divide the charges of the arbitrator and the AAA.

17.     ENTIRE AGREEMENT; COUNTERPARTS.

This Agreement contains the entire agreement of the parties and supersedes all prior oral or written representations, negotiations and understandings between the parties relating to subject matter within this Agreement. It may be executed in counterparts (including, by facsimile), and each such counterpart shall be deemed an original and shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written by their respective officers duly authorized and empowered.

Emisphere Technologies, Inc.

By: /S/ Joseph R. Robinson


----------------------------
Dr. Joseph R. Robinson

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